                                                                    EXHIBIT 99.9

                      FORM OF SUBSCRIPTION AGENT AGREEMENT



Computershare Trust Company of New York
88 Pine Street -- 19th Floor
New York, New York 10005
Attn.: Reorganization Department

Gentlemen:

         The UniMark Group, Inc., a Texas corporation (the "Company") is making an offer to issue (the "Rights Offering") to the holders of record of its outstanding shares of Common Stock, par value $0.01 per share (the "Common Stock"), at the close of business on May 22, 2001 (the "Record Date"), the right to subscribe for and purchase (each a "Right") shares of Common Stock (the "Additional Common Stock") at a purchase price of $.73 per share of Additional Common Stock (the "Subscription Price"), payable by uncertified or certified check, bank draft (cashier's check) or wire transfer of immediately available funds, upon the terms and conditions set forth herein. The term "Subscribed" shall mean submitted for purchase from the Company by a shareholder in accordance with the terms of the Rights Offering, and the term "Subscription" shall mean any such submission. The Rights Offering will expire at 5:00 p.m. New York City Time, on June __, 2001 (the "Expiration Time"), unless the Company shall have extended the period of time for which the Rights Offering is open, in which event the term "Expiration Time" shall mean the latest time and date at which the Rights Offering, as so extended by the Company from time to time, shall expire.

         The Company has filed a Registration Statement (No. 333-) relating to the Rights and Additional Common Stock (as amended from time to time, the "Registration Statement") with the Securities and Exchange Commission under the Securities Act of 1933, as amended. Said Registration Statement was declared effective on June [ ], 2001. The terms of the Additional Common Stock are more fully described in the Prospectus forming part of the Registration Statement as it was declared effective. Copies of the Prospectus, the Instructions for Use of The UniMark Group, Inc. Subscription Certificates (the "Instructions"), the Notice of Guaranteed Delivery, the Letter to Shareholders, the Letter to Brokers, the Letter to Clients of Nominee Holders, the Beneficial Owner Election Form and the Nominee Holder Certification are annexed hereto as Exhibits 99.2 through 99.8, respectively. All terms used and not defined herein shall have the same meaning as in the Prospectus. Promptly after the Record Date, the Company will provide you, if necessary, with a list of holders of Common Stock as of the Record (the "Record Shareholders List").

         The Rights are evidenced by subscription certificates (individually a "Subscription Certificate," and collectively, the "Subscription Certificates"), a copy of the form of which is annexed hereto as Exhibit 99.1. The Subscription Certificates entitle the holders to subscribe, upon payment of the Subscription Price, for shares of Additional Common Stock at the rate of one (1) share for each Right evidenced by a Subscription Certificate (the "Basic Subscription Privilege"). Brokers, dealers or other nominees holding Common Stock on the Record Date for more than one beneficial owner may (after making a proper showing, such as delivery of a completed Nominee Holder Certification, to the Subscription Agent) exercise the number of Rights to which all such beneficial owners in the aggregate otherwise would have been entitled if they had been direct record holders of such Common Stock on the Record Date. The Rights Offering includes an over-subscription privilege entitling the holder of a Subscription Certificate, if said holder fully exercises its Basic Subscription Privilege, to Subscribe for and pay the Subscription Price for additional shares of Additional Common Stock (the "Over-Subscription Privilege"). Reference is made to the Prospectus under "The Rights Offering -- Basic Subscription Privilege" and "-- Over-Subscription Privilege" for a complete description of the Basic Subscription Privilege and the Over-Subscription Privilege.

The Company hereby appoints you as Subscription Agent (the "Subscription Agent") for the Rights Offering and agrees with you as follows:

1.       As Subscription Agent, you are authorized and directed to:

         (A) Issue the Subscription Certificates in accordance with this Agreement in the names of the holders of the Common Stock of record on the Record Date, keep such records as are necessary for the purpose of recording such issuance, and furnish a copy of such records to the Company. You shall indicate the address of and the number of Rights issued to each such holder on the face of the Subscription Certificate and affix such other identifying information as you deem necessary to identify each particular shareholder upon return of the executed Subscription Certificates. The Subscription Certificates may be signed on behalf of the Subscription Agent by the manual or facsimile signature of a Vice President or Assistant Vice President of the Subscription Agent, or by the manual signature of any of its other authorized officers.

         (B)      Promptly after you receive the Record Shareholders List:

                  a) Mail or cause to be mailed, by first class mail, to each holder of the Common Stock of record on the Record Date, whose address of record is within the United States, (i) a Subscription Certificate evidencing the Rights to which such shareholder is entitled under the Rights Offering, (ii) a copy of the Prospectus, (iii) the Instructions, (iv) a Notice of Guaranteed Delivery and (v) a Letter to Shareholders;

                  b) Mail or cause to be mailed, by first class mail, to the Company on behalf of each holder of the Common Stock of record on the Record Date, whose address of record is within Canada, (i) a Subscription Certificate evidencing the Rights to which such shareholder is entitled under the Rights Offering,
                           (ii) a copy of the Prospectus, (iii) the Instructions, (iv) a Notice of Guaranteed Delivery, and (v) a Letter to Shareholders; and

                  c) Mail or cause to be mailed, by air mail, to each holder of the Common Stock of record on the Record Date, whose address of record is outside the United States and Canada, or is an A.P.O. or F.P.O. address
                           (i) a copy of the Prospectus, (ii) a Notice of Guaranteed Delivery and (iii) a notice containing contact information for the Subscription Agent. You shall refrain from mailing Subscription Certificates issuable to any holder on the Record Shareholders List whose address of record is outside the United States and Canada, or is an A.P.O. or F.P.O. address, and hold such Subscription Certificates for the account of such shareholder subject to such shareholder making satisfactory arrangements with the Subscription Agent for the exercise or other disposition of the Rights evidenced thereby, and follow the instructions of such shareholder for the exercise, sale or other disposition of such Rights if such instructions are received at or before 5:00 p.m., New York City Time, on June __, 2001.

         (C) Mail or deliver a copy of the Prospectus with certificates for shares of Additional Common Stock when such certificates are issued to persons other than the registered holder of the Subscription Certificate.

         (D) Accept Subscriptions upon the due exercise (including payment of the Subscription Price and delivery of any required certification of nominee) on or prior to the Expiration Time of Rights in accordance with the terms of the Subscription Certificates, the Instructions and the Prospectus.

         (E) Subject to the next sentence, accept Subscriptions from shareholders whose Subscription Certificates are alleged to have been lost, stolen or destroyed upon receipt by you of an affidavit of theft, loss or destruction and a bond of indemnity in form and substance satisfactory to you, accompanied by payment of the Subscription Price for the total number of shares of Additional Common Stock Subscribed. Upon receipt of such affidavit and bond of indemnity and compliance with any other applicable requirements, stop orders shall be placed on said Subscription Certificates and you shall withhold delivery of the shares of Additional Common Stock Subscribed for until after the Subscription Certificates have expired and it has been determined that the Rights evidenced by the Subscription Certificates have not otherwise been purported to have been exercised or otherwise surrendered.

         (F) Accept Subscriptions, without further authorization or direction from the Company, without procuring supporting legal papers or other proof of authority to sign (including without limitation proof of appointment of a fiduciary or other person acting in a representative capacity), and without signatures of co-fiduciaries, co-representatives or any other person:

                  (a) if the Subscription Certificate is registered in the name of a fiduciary and is executed by and the Additional Common Stock is to be issued in the name of such fiduciary;

                  (b) if the Subscription Certificate is registered in the name of joint tenants and is executed by one of the joint tenants, provided the certificate representing the Additional Common Stock is issued in the names of, and is to be delivered to, such joint tenants;

                  (c) if the Subscription Certificate is registered in the name of a corporation and is executed by a person in a manner which appears or purports to be done in the capacity of an officer, or agent thereof, provided the Additional Common Stock is to be issued in the name of such corporation; or

                  (d) if the Subscription Certificate is registered in the name of an individual and is executed by a person purporting to act as such individual's executor, administrator or personal representative, provided the Additional Common Stock is to be registered in the name of the subscriber as executor or administrator of the estate of the deceased registered holder and there is no evidence indicating the subscriber is not the duly authorized representative that he purports to be.

         (G) Accept Subscriptions not accompanied by Subscription Certificates if submitted on behalf a holder of Subscription Certificates by a firm having membership in the New York Stock Exchange or another national securities exchange or by a commercial bank or trust company having an office in the United States together with the Notice of Guaranteed Delivery and accompanied by proper payment for the total number of shares of Additional Common Stock Subscribed for by such holder; provided that such firm complies with the guaranteed delivery procedures set forth in the Prospectus under the heading "The Rights Offering -- Guaranteed Delivery Procedures."

         (H) Refer to the Company for specific instructions as to acceptance or rejection of Subscriptions received after the Expiration Time, Subscriptions not authorized to be accepted pursuant to this Paragraph 1, and Subscriptions otherwise failing to comply with the requirements of the Prospectus and the terms and conditions of the Subscription Certificates.

         (I)      Upon acceptance of a Subscription:

                  (a) hold all monies received in a special account for the benefit of the Company. Promptly following the Expiration Time but after the determination as to the identity of persons to receive and the number of shares of Additional Common Stock to be issued pursuant to the Over-Subscription Privilege, you shall distribute to the Company the funds in such account and issue certificates for shares of Additional Common Stock issuable with respect to Subscriptions which have been accepted.

                  (b) advise the Company daily by telecopy and confirm by letter to the attention of David E. Ziegler (the "Company Representative"), as to the total number of shares of Additional Common Stock Subscribed for pursuant to the Basic Subscription Privilege, the total number of shares of Additional Common Stock Subscribed for pursuant to the Over-Subscription Privilege and the amount of funds received, with cumulative totals for each; and, in addition, advise the Company Representative, by telephone at (817) 491-2992, confirmed by telecopy, of the amount of funds received identified in accordance with (a) above, deposited, available or transferred in accordance with (a) above, with cumulative totals; and

                  (c) as promptly as possible but in any event on or before 3:30 p.m., New York City Time, on the first full business day following the Expiration Time, advise the Company representative in accordance with (b) above of the number of shares of Additional Common Stock Subscribed for pursuant to the Basic Subscription Privilege, the number of shares of Additional Common Stock Subscribed for pursuant to the Over-Subscription Privilege, the number of Subscription guarantees received and the number of shares of Additional Common Stock unsubscribed for.

         (J) Upon completion of the Rights Offering, you shall requisition certificates from the Transfer Agent for the Common Stock for shares of Additional Common Stock Subscribed for.

         (K) If a shareholder exercised his Over-Subscription Privilege and is allocated less than all of the additional shares of Additional Common Stock for which he Subscribed, you shall take such action as reasonably requested by the Company to return the excess funds such shareholder paid for additional shares of Additional Common Stock not allocated to him, without interest or deduction.

2. You will follow your regular procedures to attempt to reconcile any discrepancies between the number of shares of Additional Common Stock that any Subscription Certificate may indicate are to be issued to a shareholder and the number that the Record Shareholders List indicates may be issued to such shareholder. In any instance where you cannot reconcile such discrepancies by following such procedures, you will consult with the Company for instructions as to the number of shares of Additional Common Stock, if any, you are authorized to issue. In the absence of such instructions, you are authorized not to issue any shares of Additional Common Stock to such shareholder.

3. You will examine the Subscription Certificates received by you as Subscription Agent to ascertain whether they appear to you to have been completed and executed in accordance with the Prospectus and the applicable Instructions. In the event you determine that any Subscription Certificate does not appear to you to have been properly completed or executed, or where the Subscription Certificates do not appear to you to be in proper form for Subscription, or you identify any other irregularity in connection with the Subscription appears to you to exist, you will follow, where possible, your regular procedures to attempt to cause such irregularity to be corrected. You are not authorized to waive any irregularity in connection with the Subscription, unless you shall have received from the Company the Subscription Certificate which was delivered, duly dated and signed by an authorized officer of the Company, indicating that any irregularity in such Subscription Certificate has been cured or waived and that such Subscription Certificate has been accepted by the Company. If any such irregularity is neither corrected nor waived, you will return to the subscribing shareholder (at your option by either first class mail under a blanket surety bond or insurance protecting you and the Company from losses or liabilities arising out of the non-receipt or nondelivery of Subscription Certificates or by registered mail insured separately for the value of such Subscription Certificates) to such shareholder's address as set forth in the Subscription any Subscription Certificates surrendered in connection therewith and any other documents received with such Subscription Certificates, and a letter of notice to be furnished by the Company explaining the reasons for the return of the Subscription Certificates and other documents.

4. Each document received by you relating to your duties hereunder shall be dated and time stamped when received.

5.

         (A) For so long as this Agreement shall be in effect, the Company will reserve for issuance and keep available free from preemptive rights a sufficient number of shares of Additional Common Stock to permit the exercise in full of all Rights issued pursuant to the Rights Offering. Subject to the terms and conditions of this Agreement, you will request the Transfer Agent for the Common Stock to issue certificates evidencing the appropriate number of shares of Additional Common Stock as required from time to time in order to effectuate the Subscriptions.

         (B) The Company shall endeavor, and be solely responsible, to take any and all action, including without limitation obtaining the authorization, consent, lack of objection, registration or approval of any governmental authority, or the taking of any other action under the laws of the United States of America or any political subdivision thereof, to insure that all shares of Additional Common Stock issuable upon the exercise of the Subscription Certificates at the time of delivery of the certificates therefor (subject to payment of the Subscription Price) will be duly and validly issued and fully paid and nonassessable shares of Common Stock, free from all preemptive rights and taxes, liens, charges and security interests created by or imposed upon the Company with respect thereto.

         (C) Except as set forth in the Prospectus, the Company shall from time to time endeavor, and be solely responsible, to take all action necessary or appropriate to obtain and keep effective all registrations, permits, consents and approvals of the Securities and Exchange Commission and any other governmental agency or authority and make such filings under Federal and state laws which may be necessary or appropriate in connection with the issuance, sale, transfer and delivery of Subscription Certificates or Additional Common Stock issued upon exercise of Subscription Certificates.

6. If certificates representing shares of Additional Common Stock are to be delivered by you to a person other than the person in whose name a surrendered Subscription Certificate is registered, you will issue no certificate for Additional Common Stock until the Subscription Certificate so surrendered has been properly endorsed and the person requesting such exchange has paid any transfer or other taxes or governmental charges required by reason of the issuance of a certificate for Additional Common Stock in a name other than that of the registered holder of the Subscription Certificate surrendered, or has established to your satisfaction that any such tax or charge either has been paid or is not payable.

7. Should any issue arise regarding federal income tax reporting or withholding, you will take such action as the Company instructs you in writing.

8. The Company may terminate this Agreement at any time by so notifying you in writing. You may terminate this Agreement upon 30 days' prior notice to the Company. Upon any such termination, you shall be relieved and discharged of any further responsibilities with respect to your duties hereunder. Upon payment of all your outstanding fees and expenses, you will forward to the Company or its designee promptly any Subscription Certificate or other document relating to your duties hereunder that you may receive after your appointment has so terminated. Sections 9, 11, and 12 of this Agreement shall survive any termination of this Agreement.

9.       As agent for the Company hereunder you:

         (A) shall have no duties or obligations other than those specifically set forth herein or as may subsequently be agreed to in writing by you and the Company;

         (B) shall have no obligation to issue any shares of Additional Common Stock unless the Company shall have provided a sufficient number of certificates for such Additional Common Stock;

         (C) shall be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value, or genuineness of any Subscription Certificates surrendered to you hereunder or shares of Additional Common Stock issued in exchange therefor, and will not be required to or be responsible for and will make no representations as to, the validity, sufficiency, value or genuineness of the Rights Offering;

         (D) shall not take any legal action hereunder without the prior written approval of the Company; shall not be obligated to take any legal action hereunder; if, however, you determine to take any legal action hereunder, and where the taking of such action might, in your judgment, subject or expose you to any expense or liability you shall not be required to act unless you shall have been furnished with an indemnity satisfactory to you;

         (E) may rely on and shall be fully authorized and protected in acting in good faith or failing in good faith to act upon any certificate, instrument, opinion, notice, letter, telegram, telex, facsimile transmission or other document or security delivered to you and believed by you to be genuine and to have been signed by the proper party or parties;

         (F) shall not be liable or responsible for any recital or statement contained in the Prospectus or any other documents relating thereto;

         (G) shall not be liable or responsible for any failure on the part of the Company to comply with any of its covenants and obligations relating to the Rights Offering, including without limitation obligations under applicable securities laws;

         (H) may rely on and shall be fully authorized and protected in acting or failing to act upon the written, telephonic or oral instructions with respect to any matter relating to you acting as Subscription Agent covered by this Agreement (or supplementing or qualifying any such actions) of officers of the Company;

         (I) subject to advance approval by the Company, may consult with counsel satisfactory to you, and the advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered, or omitted by you hereunder in good faith and in accordance with the advice of such counsel;

         (J) may perform any of your duties hereunder either directly or by or through agents and you shall not be liable or responsible for any misconduct or negligence on the part of any agent appointed with reasonable care by you hereunder; and

         (K) are not authorized, and shall have no obligation, to pay any brokers, dealers, or soliciting fees to any person.

10. In the event any question or dispute arises with respect to the proper interpretation of the Rights Offering or your duties hereunder or the rights of the Company or of any shareholders surrendering Subscription Certificates pursuant to the Rights Offering, you shall not be required to act and shall not be held liable or responsible for your refusal to act until the question or dispute has been judicially settled (and, if appropriate, you may file a suit in interpleader or for a declaratory judgment for such purpose) by final judgment rendered by a court of competent jurisdiction, binding on all parties interested in the matter which is no longer subject to review or appeal, or settled by a written document in form and substance satisfactory to you and executed by the Company and each such shareholder and party. In addition, you may require for such purpose, but shall not be obligated to require, the execution of such written settlement by all the shareholders and all other parties that may have an interest in the settlement.

11. Any instructions given to you orally, as permitted by any provision of this Agreement, shall be confirmed in writing by the Company as soon as practicable. You shall not be liable or responsible and shall be fully authorized and protected for acting, or failing to act, in accordance with any oral instructions which do not conform with the written confirmation received in accordance with this Section unless received prior to such act or failure to act.

12. Whether or not any Subscription Certificates are surrendered to you, for your services as Subscription Agent hereunder, the Company shall pay to you compensation in accordance with Exhibit A attached hereto, together with reimbursement for out-of-pocket expenses, including reasonable fees and disbursements of counsel (subject to advance approval by the Company) subject to the receipt of reasonably satisfactory documentation thereof and in accordance with Exhibit A.

13. The Company covenants to indemnify and hold you and your officers, directors, employees, agents, contractors, subsidiaries and affiliates harmless from and against any loss, liability, damage or expense (including without limitation any loss, liability, damage or expense incurred for accepting Subscription Certificates tendered without a signature guarantee, if required, and the fees and expenses of counsel, subject to advance approval by the Company) incurred (a) without gross negligence or bad faith or (b) as a result of your acting or failing to act upon the Company's instructions, arising out of or in connection with the Rights Offering, this Agreement or the administration of your duties hereunder, including without limitation the costs and expenses of defending and appealing against any action, proceeding, suit or claim in the premises. In no case shall the Company be liable under this indemnity with respect to any action, proceeding, suit or claim against you unless the Company shall be notified by you, by letter or by telex or facsimile transmission confirmed by letter, of the written assertion of any action, proceeding, suit or claim made or commenced against you promptly after you shall have been served with the summons or other first legal process or have received the first written assertion giving information as to the nature and basis of the action, proceeding, suit or claim, but failure so to notify the Company shall not release the Company of any liability which it may otherwise have on account of this Agreement. The Company shall be entitled to participate at its own expense in the defense of any such action, proceeding, suit or claim. You agree not to settle any claim or litigation in connection with any such claim or liability with respect to which you may seek indemnification from the Company without the prior written consent of the Company.

14. If any provision of this Agreement shall be held illegal, invalid, or unenforceable by any court, this Agreement shall be construed and enforced as if such provision had not been contained herein and shall be deemed an Agreement among us to the full extent permitted by applicable law.

15. The Company represents and warrants that (a) it is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, (b) the making and consummation of the Rights Offering and the execution, delivery and performance of all transactions contemplated thereby (including without limitation this Agreement) have been duly authorized by all necessary corporate action and will not result in a breach of or constitute a default under the certificate of incorporation or bylaws of the Company or any indenture, agreement or instrument to which it is a party or is bound, (c) this Agreement has been duly executed and delivered by the Company and constitutes the legal, valid, binding and enforceable obligation of it,
         (d) the Rights Offering will comply in all material respects with all applicable requirements of law and (e) to the best of its knowledge, there is no litigation pending or threatened as of the date hereof in connection with the Rights Offering.

16. In the event that any claim of inconsistency between this Agreement and the terms of the Rights Offering arise, as they may from time to time be amended, the terms of the Rights Offering shall control, except with respect to the duties, liabilities and rights, including compensation and indemnification of you as Subscription Agent, which shall be controlled by the terms of this Agreement.

17. Set forth in Exhibit B hereto is a list of the names and specimen signatures of the persons authorized to act for the Company under this Agreement. The Secretary of the Company shall, from time to time, certify to you the names and signatures of any other persons authorized to act for the Company under this Agreement.

18. Except as expressly set forth elsewhere in this Agreement, all notices, instructions and communications under this Agreement shall be in writing, shall be effective upon receipt and shall be addressed, if to the Company, to its address set forth beneath its signature to this Agreement, or, if to the Subscription Agent, to Computershare Trust Company of New York, 88 Pine Street, 19(th) Floor, New York, New York 10005, Attention: Reorganization Department, or to such other address as a party hereto shall notify the other parties.

19. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to conflict of laws, rules or principles, and shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto; provided that this Agreement may not be assigned by any party without the prior written consent of all other parties.

20. No provision of this Agreement may be amended, modified or waived, except in a written document signed by both parties.

         Please acknowledge receipt of this letter and confirm your agreement concerning your appointment as Subscription Agent, and the arrangements herein provided, by signing and returning the enclosed copy hereof, whereupon this Agreement and your acceptance of the terms and conditions herein provided shall constitute a binding Agreement between us.

Very truly yours,

THE UNIMARK GROUP, INC.

By:
    --------------------------
Name: David E. Ziegler
Title: Chief Financial Officer

Address for notices:

The UniMark Group, Inc.
124 McMakin Road
Bartonville, Texas 76226

ACCEPTED AS OF THE DATE ABOVE FIRST WRITTEN:

COMPUTERSHARE TRUST COMPANY OF NEW YORK,
AS SUBSCRIPTION AGENT

By:
    --------------------------
    Name:
    Title: